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REAL ESTATE

MIDLAND LOAN SERVICES

ANNUAL STATEMENT OF COMPLIANCE

of

PNC BANK, NATIONAL ASSOCIATION

d/b/a MIDLAND LOAN SERVICES

Pursuant to the requirements of the applicable Servicing Agreement for the transactions listed on Schedule I hereto, the undersigned, David D. Spotts, as Senior Vice President of Midland Loan Services, a division of PNC Bank, National Association, hereby certifies, subject to any limitations listed on Schedule I hereto, as of the date hereof, solely in his capacity as an officer and not in his individual capacity, as follows:

1.     A review of the Servicer’s activities during the calendar year 2021 (the “Reporting Period”) and of its performance under the Agreement has been made under the undersigned officer’s supervision; and

2.     To the best of the undersigned officer’s knowledge, based on such review, the Servicer has fulfilled all of its obligations under the Agreement in all material respects throughout the Reporting Period.

Dated: February 22, 2022

Midland Loan Services, a division of

PNC Bank, National Association

/s/ David D. Spotts

David D. Spotts

Senior Vice President

Member of The PNC Financial Services Group

10851 Mastin Boulevard  Overland Park, Kansas 66210

800-327-8083

www.pnc.com/midland

Schedule I

3650 REIT Commercial Mortgage Securities II LLC

Recipient Role                                     Deal Name                                                                                                 Series Number              Midland Role

Depositor                                             3650R 2021-PF1                                                                                       Series 2021-PF1         Master Servicer

Master Servicer on The Westchester loan under the CSMC 2020-WEST PSA, the 520 Almanor loan under ther BMARK 2021-B30 PSA, and the 2 Washington loan under the BMARK 2021-B29 PSA

Special Servicer on the One SOHO Square loan under the SOHO 2021-SOHO PSA